As filed with the Securities and Exchange Commission on August 29, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WINTRUST FINANCIAL CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Illinois (State or Other Jurisdiction of Incorporation or Organization)	36-3873352 (I.R.S. Employer Identification Number)
727 North Bank Lane
Lake Forest, Illinois 60045-1951
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)
Hinsbrook Bancshares, Inc.
1992 Employee Stock Option Plan as Amended as of July 1, 1994
(Full Title of the Plan)
David A. Dykstra
Senior Executive Vice President and Chief Operating Officer,
Secretary and Treasurer
727 North Bank Lane
Lake Forest, Illinois 60045-1951
(847) 615-4096
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Lisa J. Reategui
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
(312) 853-7000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee
Common Stock, no par value per share	2,046	$24.42	$49,963.31	$5.35

(1)	Reflects shares of common stock (the “Shares”), no par value per share, of Wintrust Financial Corporation, an Illinois corporation (the “Registrant”), being registered hereunder that may be issued pursuant to the Hinsbrook Bancshares, Inc. 1992 Employee Stock Option Plan, as amended (the “Plan”), which was assumed by the Registrant in connection with the merger of Hinsbrook Bancshares, Inc. (“Hinsbrook”) with and into the Registrant. The number of Shares has been calculated using exchange ratios determined in accordance with the terms of the Agreement and Plan of Merger, dated December 5, 2005, by and between the Registrant and Hinsbrook. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued pursuant to provisions of the Plan relating to adjustments for changes resulting from stock dividends, stock splits, recapitalization, reorganization, merger, consolidation or similar changes.

(2)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the registration fee have been estimated based upon the weighted average exercise price of $24.42 for the Shares covered by options outstanding.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registration Information and Employee Plan Annual Information*
     * This registration statement relates to securities of Wintrust Financial Corporation (the “Registrant”) being registered and remaining available for issuance pursuant to the exercise of outstanding stock options previously granted by Hinsbrook Bancshares, Inc. (“Hinsbrook”) under the Hinsbrook Bancshares, Inc. 1992 Employee Stock Option Plan, as amended (the “Plan”). The information required by this Part I to be contained in a Section 10(a) prospectus has been or will be sent or given to those persons who hold outstanding options to purchase Hinsbrook common stock, all of who were employees or directors of Hinsbrook or its affiliates immediately prior to the merger of Hinsbrook into the Registrant and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (filed with the Commission on March 31, 2006);

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 5, 2006, January 20, 2006, January 31, 2006, February 15, 2006, February 28, 2006, March 16, 2006, March 30, 2006, April 21, 2006, June 1, 2006, June 5, 2006, June 12, 2006, August 1, 2006 and August 4, 2006;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (filed with the Commission on May 10, 2006);

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (filed with the Commission on August 9, 2006); and

(e)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on January 3, 1997, including the exhibits thereto and any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”).
     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Articles Eight and Nine of the Registrant’s Articles of Incorporation provide as follows:
     ARTICLE EIGHT: No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct of a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

     ARTICLE NINE, Paragraph 1: The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words “liabilities” and “expenses” shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys’ fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 8.75 of the BCA.
     The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
     Paragraph 2: The corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.
     Paragraph 3: For purposes of this Article, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
     Paragraph 4: The provisions of this Article shall be deemed to be a contract between the corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     Paragraph 5: For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.
     Section 6.3 of the Registrant’s By-laws provides as follows:
     SECTION 6.3 MANDATORY INDEMNIFICATION. To the extent that a director, officer, employee or agent of a corporation, or any subsidiary or subsidiaries, as the case may be, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
     The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:
     5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.
     (b) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     (c) To the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.
     (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made with respect to a person who is a director or officer at the time of the determination: (1) by the majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of the directors designated by a majority vote of the directors, even though less than a quorum, (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.
     (e) Expenses (including attorney’s fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid on such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
     (g) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.
     (h) If a corporation indemnifies or advances expenses to a director or officer under subsection (b) of this Section, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.
     (i) For purposes of this Section, references to “the corporation” shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

     (j) For purposes of this Section, reference to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this Section.
     (k) The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.
     (l) The changes to this Section made by this amendatory Act of the 92nd General Assembly apply only to actions commenced on or after the effective date of this amendatory Act of the 92nd General Assembly. (Last amended by P.A. 92 0033, L. ‘01, eff. 7 1 01.)
     The Registrant has purchased $40 million of insurance policies which insure the Registrant’s directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, the Registrant maintains fiduciary liability coverage up to a $5 million limit and trust errors and omissions coverage up to a limit of $20 million.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
No.	Description
4.1	Amended and Restated Articles of Incorporation of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed with the Commission on August 9, 2006)

4.2	Amended and Restated By-Laws of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed with the Commission on August 9, 2006)

4.3	Statement of Resolution Establishing Series of Junior Serial Preferred Stock A of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K for the year ended December 31, 1998)

5.1*	Opinion of Sidley Austin LLP as to the legality of the securities being registered

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1*	Powers of Attorney (included on signature page of the Registration Statement)

99.1*	Hinsbrook Bancshares, Inc. 1992 Employee Stock Option Plan, as amended

*	Filed herewith.

Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest and State of Illinois, on the 29th day of August, 2006.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra

Name: David A. Dykstra
Title: Senior Executive Vice President and Chief Operating Officer
POWER OF ATTORNEY
     We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint Edward J. Wehmer and David A. Dykstra, our true and lawful attorney and agent, with full power of substitution and resubstitution, each with full power to sign for us in our names in the capacities indicated below all amendments (including post-effective amendments) to this Registration Statement, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Edward J. Wehmer Edward J. Wehmer	President, Chief Executive Officer and Director	August 29, 2006

/s/ David L. Stoehr David L. Stoehr	Executive Vice President and Chief Financial Officer	August 29, 2006

/s/ David. A. Dykstra David. A. Dykstra	Senior Executive Vice President and Chief Operating Officer, Secretary and Treasurer	August 29, 2006

/s/ John S. Lillard John S. Lillard	Chairman and Director	August 29, 2006

/s/ Allan E. Bulley, Jr. Allan E. Bulley, Jr.	Director	August 29, 2006

/s/ Peter D. Crist Peter D. Crist	Director	August 29, 2006

Signature	Title	Date

/s/ Bruce K. Crowther Bruce K. Crowther	Director	August 29, 2006

/s/ Joseph F. Damico Joseph F. Damico	Director	August 29, 2006

/s/ Bert A. Getz, Jr. Bert A. Getz, Jr.	Director	August 29, 2006

/s/ James B. McCarthy James B. McCarthy	Director	August 29, 2006

Albin F. Moschner	Director

/s/ Thomas J. Neis Thomas J. Neis	Director	August 29, 2006

/s/ Hollis W. Rademacher Hollis W. Rademacher	Director	August 29, 2006

J. Christopher Reyes	Director

/s/ John J. Schornack John J. Schornack	Director	August 29, 2006

/s/ Ingrid S. Stafford Ingrid S. Stafford	Director	August 29, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed with the Commission on August 9, 2006)

4.2	Amended and Restated By-Laws of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed with the Commission on August 9, 2006)

4.3	Statement of Resolution Establishing Series of Junior Serial Preferred Stock A of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K for the year ended December 31, 1998)

5.1*	Opinion of Sidley Austin LLP as to the legality of the securities being registered

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1*	Powers of Attorney (included on signature page of the Registration Statement)

99.1*	Hinsbrook Bancshares, Inc. 1992 Employee Stock Option Plan, as amended

*	Filed herewith.